Exhibit 99.1

Frequently Asked Questions Regarding Arbitration Decision

1.	Both Prevail and Alector’s press releases state that the arbitrator ruled in their favor. Who actually “won” in this arbitration?

The arbitrator’s decision was a clear and decisive victory for Dr. Abeliovich and Prevail. No rights to Prevail’s intellectual property were awarded to Alector by the arbitrator.

Alector’s press release omitted the fact that the arbitrator specifically found that there was no breach of confidentiality and no misappropriation of trade secrets, which were Alector’s original key claims (as stated in public filings), and therefore there was no harm to Alector. For this reason, Alector’s recovery was limited to a portion of Alector’s out-of-pocket arbitration expenses, which makes this proceeding a net financial loss to Alector.

2.	Alector’s press release said this is an “interim” decision. Does that mean the entire decision is still to be finalized?

This decision is final. The term “interim” is in reference only to the determination of the amount of certain out-of-pocket legal and forensic firm costs related to document return and discovery issues, which were the only amounts awarded to Alector. That is the only open item to be finalized, and Alector will need to provide sufficient proof of such out-of-pocket costs.

3.	Can either Alector or Prevail appeal the arbitrator’s decision?

The arbitrator’s decision is effectively final, given that the options for appealing arbitration decisions are very limited.

4.	Why does Alector’s press release refer to “sanctions”?

The sanctions are a reference to out-of-pocket forensic firm costs and legal fees that the arbitrator awarded to Alector in connection with the loss of a copy of certain metadata during the course of the arbitration. These amounts are referred to as sanctions rather than damages because they relate to an arbitration discovery issue rather than breach of contract.

The arbitrator found that such loss was not intentional or willful, and recognized that the loss ultimately resulted from the activities of a third party vendor.

5.	Did the arbitrator find Dr. Abeliovich liable for breach of a confidentiality agreement with Alector?

No. The arbitrator specifically found that Dr. Abeliovich did not breach his confidentiality obligations to Alector under his consulting agreement. Dr. Abeliovich did not have a separate confidentiality agreement with Alector.

The arbitrator found only one breach: that Dr. Abeliovich had failed to timely return to Alector documents he received from Alector during the term of his consulting agreement. The arbitrator rejected Alector’s claim that Dr. Abeliovich used any Alector confidential information or trade secrets at Prevail.

6.	How much will the reimbursement of Alector’s attorney and forensic firm fees cost? When do you expect to have to make that payment?

The “damages” and “sanctions” awarded to Alector are measured by a portion of the costs that Alector actually paid, out-of-pocket, to its outside counsel and third party forensic firm in connection with claims relating to the handling of certain documents. Alector will have to provide proof of this amount.

The timeline for determining this amount is uncertain.

7.	What is the impact of this outcome on Prevail’s business?

The outcome has no significant impact on Prevail’s business. The arbitrator’s decision was a clear and decisive victory for Dr. Abeliovich and Prevail. The arbitrator rejected all Alector claims with respect to Prevail’s intellectual property and found that Dr. Abeliovich did not misappropriate any Alector trade secrets or breach his confidentiality obligation to Alector. Prevail remains focused on moving its programs forward for the benefit of patients in need of treatment options for neurodegenerative disorders.

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